EXHIBIT 99.
Dear Best Vendor,

We are pleased to inform you that the bankruptcy court has approved the closing of 81 Best stores and agreed to allow Schottenstein Bernstein Capital Group, LLC and Alco Capital Group Inc. to conduct the going-out-of-business sales at those locations. An auction was held to maximize Best's proceeds from the store closing sales, and we are pleased with the results. Schottenstein Bernstein and Alco have agreed to pay Best 91.3% of inventory costs less expenses, which means the company will receive approximately $11.4 million more than originally anticipated.

The court has also scheduled a hearing for November 19 to consider the proposal from Schottenstein Bernstein and Alco to purchase substantially all the store-related assets of Best Products. If a final agreement is approved, Schottenstein Bernstein and Alco would acquire substantially all of Best Products' assets, including the remaining 88 stores and 11 Best Jewelry stores. A court-approved agreement could be consummated prior to Thanksgiving. The acquisition may expedite the Chapter 11 case, with proceeds from both the closing store sales and sale of assets being applied to pre-petition debts.

DIP Financing and Net Asset Analysis
Enclosed with this letter is updated information on our DIP availability. As you can see from this report and the enclosed net asset analysis, Best has sufficient liquidity to meet its post-petition obligations.

Merchandise Purchases
As we've mentioned previously, all merchandise Best receives (title transfers) through the closing date of the asset acquisition mentioned above will be paid for by Best under terms of the purchase orders.

We are now working to maximize sales through the fall selling season, and your continued support of Best is greatly appreciated. As always, we encourage you to call our hotline at (804) 261-2500 with your bankruptcy-related questions.

Sincerely,



Daniel H. Levy
Chairman and Chief Executive Officer


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BEST PRODUCTS CO., INC.
SUMMARY OF CERTAIN POST-PETITION ASSETS AND LIABILITIES
ESTIMATED AT 10/19/96
($ in millions)


Cash                                                                                    $7.0
Inventory at average cost                                                              442.3
Inventory on order under trade letters of credit                                        24.6
                                                                                  -----------
                                                                                      $473.9

Post-petition trade payables (estimated)                                                 8.5

Amounts outstanding under DIP Credit Agreement-
        direct borrowings                                              $60.3
        trade letters of credit                                         24.6
        bankers acceptances                                             18.4
        standby letters of credit                                       19.9           123.2 (1)
                                                                        -----
Other post-petition administrative obligations (estimated)                              20.0
                                                                                      --------
Net assets at historical cost available to support post-petition obligations          $322.2
                                                                                     =========

BEST PRODUCTS CO., INC.
DIP CREDIT AGREEMENT AVAILABILITY
AS OF 10/19/96
($ in millions)

(a) DIP Credit Agreement line                                                         $250.0
                                                                                      =======
(b) Borrowing Base Formula                                                            $252.7 (2)
                                                                                      =======

        Lesser of (a) or (b)                                                          $250.0

Amounts outstanding under DIP Credit Agreement                                         123.2 (1)
                                                                                     --------
        Availability under DIP Credit Agreement as of 10/19/96                        $126.8
                                                                                      =======

(2) Based upon advance rates under DIP Credit Agreement.